SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Tenable Holdings, Inc.
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6100 Merriweather Drive, 12th Floor
Columbia, Maryland 21044
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2021
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of TENABLE HOLDINGS, INC., a Delaware corporation (the "Company"). The Annual Meeting will be held on Tuesday, May 25, 2021 at 1:00 p.m. Eastern Time and will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The meeting can be accessed by visiting https://www.proxydocs.com/TENB and entering your control number which is included in the proxy materials mailed to you. The meeting will be held for the following purposes:
1. To elect the Board of Directors’ nominees, Arthur W. Coviello, Jr., Kimberly L. Hammonds and Jerry M. Kennelly, to the Board of Directors to hold office until the 2024 Annual Meeting of Stockholders.
2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.
3. To approve, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement.
4. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 31, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Stephen A. Riddick
General Counsel and Corporate Secretary
Columbia, MD
April 13, 2021

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TENABLE HOLDINGS, INC.
6100 Merriweather Drive, 12th Floor
Columbia, Maryland 21044
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
May 25, 2021
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the "Board of Directors" or the "Board") of Tenable Holdings, Inc. (sometimes referred to as the “Company” or “Tenable”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 13, 2021 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may, in our discretion, elect to send you a proxy card. We may also send you a second Notice on or after April 23, 2021.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting and vote online. The Annual Meeting can be accessed by visiting https://www.proxydocs.com/TENB and entering your control number which is included in the proxy materials mailed to you. We recommend that you log in a few minutes before the Annual Meeting to ensure that you are logged in when the meeting starts. Online check-in will begin at approximately 12:45 p.m. Eastern time. Information on how to vote online during the Annual Meeting is discussed below.
We have decided to hold a virtual stockholder meeting in light of public health concerns regarding the COVID-19 pandemic in order to protect the health and safety of our stockholders, employees and directors and to facilitate stockholder participation in the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting, however any questions will need to be submitted in advance of the meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 31, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 105,512,922 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 31, 2021 your shares were registered directly in your name with Tenable’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time or vote by proxy over the telephone or Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 31, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are three matters scheduled for a vote:
•Election of three directors (Proposal 1);
•Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2021 (Proposal 2); and
•Advisory approval, on a non-binding basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or "Abstain" from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online during the meeting even if you have already voted by proxy.

•To vote online during the meeting, access the Annual Meeting by visiting www.proxypush.com/TENB and entering your control number which is included in the proxy materials mailed to you. Please have your Notice in hand when you access the website and follow the instructions.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 866-230-6244 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your telephone vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.
•To vote through the Internet, go to www.proxypush.com/TENB to complete an electronic proxy card. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your Internet vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Tenable. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2021.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for the year ending December 31, 2021, and "For" the approval of, on a non-binding advisory basis, the compensation of our Named Executive Officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under applicable rules, but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under applicable rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under applicable rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Tenable Holdings, Inc., Attention: Corporate Secretary at 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044.
•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2021, to 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2022 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 25, 2022 and February 24, 2022. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting of stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition; (5) a statement whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-226002), filed with the SEC on June 29, 2018.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, the proposal to elect directors, votes “For,” “Withhold” and broker non-votes (described below); for Proposal 2, the proposal to ratify our independent auditors, votes “For,” “Against” and “Abstain”; and, for Proposal 3, the proposal to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, ”For," "Against" and “Abstain” and broker non-votes. If you “Abstain” it will be counted towards the vote total for Proposals 2 and 3. For Proposal 2 and 3, it will have the same effect as “Against” votes. Broker non-votes on Proposals 1 and 3 will have no effect and will not be counted towards the vote total for those proposals. We do not expect broker non-votes on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under applicable rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 and 3 are considered to be “non-routine” under applicable rules and we therefore expect broker non-votes on these proposals. However, as Proposal 2 is considered “routine” under applicable rules, we do not expect broker non-votes on this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Broker non-votes will have no effect.
To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021, must receive “For” votes from the holders of a majority of shares present online at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.
For Proposal 3, advisory approval of the compensation of our Named Executive Officers will be considered to be approved if it receives "For" votes from the holders of a majority of the shares present online at the meeting or represented by proxy and entitled to vote thereon to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote on this proposal. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present online at the meeting or represented by proxy. On the record date, there were 105,512,922 shares outstanding and entitled to vote. Thus, the holders of 52,756,462 shares must be present online at the meeting or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present online at the meeting or represented by proxy may adjourn the meeting to another date.

Will a list of record stockholders as of the record date be available?
Upon request, a list of our record shareholders as of the close of business on the record date will be made available to stockholders. In addition, for the ten days prior to the Annual Meeting, the list will be available upon request for examination by any stockholder of record for a legally valid purpose. To access the list of record shareholders beginning May 15, 2021 and until the Annual Meeting, stockholders should email David Bartholomew, Associate General Counsel, at dbartholomew@tenable.com.
How do I ask a question at the Annual Meeting?
Only stockholders of record as of March 31, 2021 may submit questions or comments in advance of the virtual stockholders meeting. If you would like to submit a question or comment, you may do so prior to 5:00 p.m. Eastern Time on May 21, 2021 by following the instructions in your registration documents on https://www.proxydocs.com/TENB.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. In accordance with the rules of conduct, we ask that you limit your submission to one brief question or comment that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow stockholders and meeting participants. Our management may group submitted questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker's own personal, political or business interests. Questions will be addressed in the "Question and Answer" portion of the Annual Meeting.
What do I do if I have technical difficulties in connection with the Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. Technical support will be available beginning at approximately 12:00 p.m. Eastern time on May 25, 2021.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Tenable’s Board of Directors is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors currently consists of nine members. There are three directors in the class whose term of office expires in 2021. Each of the nominees listed below is currently a director of the Company and was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2024 Annual Meeting of Stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend each annual meeting of stockholders. In 2020, all of our directors attended the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
CLASS III NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director, as of the date of this proxy statement.
The Nominating and Corporate Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.

Arthur W. Coviello, Jr., age 67
Arthur W. Coviello, Jr. has served as a member of our Board of Directors since February 2018. Mr. Coviello is a Venture Partner at Rally Ventures, LLC, a position he has held since May 2015. Mr. Coviello has served on the boards of directors of Synchrony Financial since November 2015, FireEye, Inc. since December 2020, and Epiphany Technology Acquisition Corp. since November 2020. He previously served on the boards of directors of Gigamon, Inc. from April 2017 until its acquisition in December 2017 and EnerNOC, Inc. from June 2009 until its acquisition in August 2017. Mr. Coviello received a B.B.A. in Business Administration from the University of Massachusetts. Our Board of Directors believes that Mr. Coviello is qualified to serve as a director based on his extensive security industry and management experience and his experience as a director of public technology companies.
Kimberly L. Hammonds, age 53
Kimberly L. Hammonds has served as a member of our Board of Directors since June 2018. Ms. Hammonds founded the Mangrove Digital Group, LLC in May 2018. She previously served as Group Chief Operating Officer of Deutsche Bank AG, a global financial services company, from January 2016 to June 2018, and as a member of the management board of Deutsche Bank from August 2016 to June 2018. She joined Deutsche Bank as Global Chief Information Officer and Global Co-Head of Group Technology and Operations in November 2013, a position that she held until January 2016. Ms. Hammonds has served on the boards of directors of Box, Inc. since October 2018 and Zoom Video Communications since September 2018 and previously served on the boards of directors of Red Hat Inc. from August 2015 to July 2019 and Cloudera, Inc. from March 2017 to January 2020. Ms. Hammonds received a B.S. in Mechanical Engineering from the University of Michigan and an M.B.A. from Western Michigan University. Our Board of Directors believes that Ms. Hammonds is qualified to serve as a director based on her extensive management experience and her experience as a director of public technology companies.
Jerry M. Kennelly, age 70
Jerry M. Kennelly has served as a member of our Board of Directors since May 2018. Mr. Kennelly is the Chairman and Chief Executive Officer of Scandic Capital, LLC, an investment firm, a position he has held since April 2018. Prior to joining Scandic, Mr. Kennelly co-founded Riverbed Technology, Inc., a network infrastructure company, in 2002, and served as its Chairman and Chief Executive Officer from May 2002 to April 2018. Mr. Kennelly served on the board of directors of Nimble Storage, Inc., a flash storage company, from April 2013 to April 2017 when Nimble Storage was acquired by Hewlett Packard Enterprise Company. Mr. Kennelly received a B.A. in Political Economy from Williams College and an M.S. in Accounting from New York University. Our Board of Directors believes that Mr. Kennelly is qualified to serve as a director based on his extensive operating and executive management experience with technology companies and his experience as a director of public technology companies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
Amit Yoran, age 50
Amit Yoran has served as our Chief Executive Officer and Chairman since December 2016 and was appointed as our President, in addition to Chief Executive Officer and Chairman, in May 2018. Prior to joining Tenable, Mr. Yoran served as President of RSA Solutions, Inc. from October 2014 to December 2016. Mr. Yoran received a B.S. from the United States Military Academy at West Point and an M.S. in Computer Science from George Washington University. Our Board of Directors believes that Mr. Yoran is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the technology and security industries.
Ping Li, age 48
Ping Li has served as a member of our Board of Directors since October 2012. Mr. Li is a Partner at Accel, a venture capital firm, where he has worked since 2004. Mr. Li served on the board of directors of Cloudera, Inc. from October 2008 to July 2018. Mr. Li received an A.B. in Economics from Harvard University and an M.B.A. from Stanford University. Our Board of Directors believes that Mr. Li is qualified to serve as a director based on his extensive investment experience in the IT and security industries and his experience serving as a director of a public technology company.
Linda K. Zecher, age 67
Linda K. Zecher has served as a member of our Board of Directors since August 2019. Ms. Zecher is the Chief Executive Officer and Managing Partner of the Barkley Group, a consulting firm focused on effective digital transformation, and has held such positions since January 2017. Prior to that time, she served as the President and Chief Executive Officer, and a member of the board of directors, of Houghton Mifflin Harcourt Company from September 2011 to September 2016. Ms. Zecher has served as a member of the board of directors of Hasbro, Inc. since August 2014. Ms. Zecher received a B.S. in Earth Science from The Ohio State University. Our Board of Directors believes that Ms. Zecher is qualified to serve as a director based on her extensive management experience with technology companies and her experience as a director of public companies.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING
John C. Huffard, Jr., age 53
John C. Huffard, Jr. served as our Chief Operating Officer from May 2018 through December 2019. Prior to that, he served as our President and Chief Operating Officer from November 2008 to May 2018, and he co-founded our company in 2002. Mr. Huffard has also served as a member of our Board of Directors since 2002 and as a member of the board of directors of Norfolk Southern Corporation since February 2020. Mr. Huffard received a B.S.B.A. from Washington and Lee University and an M.B.A. from Babson College. Our Board of Directors believes that Mr. Huffard is qualified to serve as a director based on his in-depth knowledge of our company and our products due to his role as our co-founder and prior role as our Chief Operating Officer.
A. Brooke Seawell, age 73
A. Brooke Seawell has served as a member of our Board of Directors since October 2017. Mr. Seawell is a Venture Partner at New Enterprise Associates Inc., a position he has held since January 2005. Mr. Seawell has served on the board of directors of NVIDIA Corporation, a visual computing company, since December 1997 and Eargo, Inc., a medical device company, since

September 2020. He previously served on the board of directors of Tableau Software, Inc., a business intelligence software company, from November 2011 to August 2019. Mr. Seawell received both a B.A. in Economics and an M.B.A. in Finance from Stanford University. Our Board of Directors believes that Mr. Seawell is qualified to serve as a director based on his extensive experience in technology finance and operations, including having served as the chief financial officer of two public companies and his experience as a director of public technology companies.
Richard M. Wells, age 43
Richard M. Wells has served as a member of our Board of Directors since December 2015. Mr. Wells serves as a Managing Director at Insight Venture Management, LLC, a private equity and venture capital firm, a position he has held since 2005. He also currently serves on the boards of directors of a number of private technology companies. Mr. Wells received a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Harvard University. Our Board of Directors believes that Mr. Wells is qualified to serve as a director based on his extensive experience in investing and advising managers of high growth software and Internet companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Arthur W. Coviello, Jr., Kimberly L. Hammonds, Jerry M. Kennelly, Ping Li, A. Brooke Seawell, Richard M. Wells and Linda K. Zecher. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board of Directors is currently chaired by Mr. Yoran, our Chief Executive Officer. The Board believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. The Board believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute Tenable’s strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board also believes that it is advantageous to have a Board Chair with significant history with and extensive knowledge of Tenable (as is the case with Mr. Yoran).
The Board has also appointed Mr. Li as lead independent director in order to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Yoran’s leadership as our combined Chief Executive Officer and Board Chair. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer and Board Chair to develop and approve an appropriate Board meeting schedule; work with the Chief Executive Officer and Board Chair to develop and approve Board meeting agendas; provide the Chief Executive Officer and Board Chair feedback on the quality, quantity, and timeliness of the information provided to the Board; develop the agenda and moderate executive sessions of the independent members of the Board; preside over Board meetings when the Chief Executive Officer and Board Chair is not present or when Board or Chief Executive Officer performance or compensation is discussed; act as principal liaison between the independent members of the Board and Chief Executive Officer and Board Chair; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the Board. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director serves as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of Tenable’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of information security risk management, including thorough oversight of the Cybersecurity Subcommittee of the Audit Committee, which assists the Audit Committee and the Board in overseeing cybersecurity risk management.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Typically, the entire Board meets with members of management responsible for risk management at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from members of management responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board of Directors
The Board of Directors met four times during 2020. Each director attended all of the meetings of the Board and of each of the committees on which he or she served during 2020.

Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2020 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Arthur W. Coviello, Jr.	X		X*
Kimberly L. Hammonds	X		X
Jerry M. Kennelly		X*
Ping Li		X
A. Brooke Seawell	X*
Richard M. Wells		X	X
Linda K. Zecher		X	X

Total meetings in 2020	8	5	4
_____________
*    Committee Chairperson
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results, including a review of our disclosures under "Management's Discussion and Analysis of Financial Condition and results of Operations";
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;
•overseeing the organization and performance of the Company's internal audit function;
•meeting in executive session with management and the Company's independent registered public accountants;

•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee is composed of three directors: Arthur W. Coviello, Jr., Kimberly L. Hammonds and A. Brooke Seawell. The Audit Committee met eight times during 2020. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.tenable.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules).
The Board of Directors has also determined that Mr. Seawell qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Seawell’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer of public reporting companies.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
A. Brooke Seawell, Chair
Kimberly L. Hammonds
Arthur W. Coviello, Jr.
*The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:

•establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;
•review and recommend to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer, the other executive officers and directors; and
•administration of our equity compensation plans, bonus plans, benefit plans and other similar plans and programs.
The Compensation Committee is composed of four directors: Jerry M. Kennelly, Ping Li, Richard M. Wells and Linda K. Zecher. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules. The Compensation Committee met five times during 2020. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.tenable.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency when necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, Chief People Officer and Compensia, Inc. ("Compensia"), the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition to our Chief Executive Officer, our Chief People Officer and our General Counsel also regularly attend meetings at the invitation of the Compensation Committee and take part in discussions about executive compensation. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past calendar year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee retained Compensia as its compensation consultant. Our Compensation Committee identified Compensia based on Compensia's general reputation in the industry. The Compensation Committee requested that Compensia:

•evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Compensia was requested by the Compensation Committee to review and update the group of companies that we use for comparative purposes and to perform an analysis of competitive performance and compensation levels for that group. The specific determinations of the Compensation Committee with respect to executive compensation for the year ended December 31, 2020, as well as the role of the compensation consultant in assisting with those determinations, are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2020, the Compensation Committee delegated authority to Mr. Yoran, in his capacity as our Chief Executive Officer and Chairman, to grant, without any further action required by the Compensation Committee, stock awards to certain employees who are not officers of the Company, up to and including employees at the senior vice president level. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of stock awards to non-management employees, particularly new employees and promoted employees, within specified limits approved by the Compensation Committee. The number of shares underlying awards approved by Mr. Yoran are subject to maximum limits based on a targeted market range of share value and other parameters for each recipient’s classification as set forth in guidelines approved by the Compensation Committee from time to time. Typically, as part of its oversight function, the Compensation Committee reviews on a quarterly basis the list of grants made by Mr. Yoran. During 2020, Mr. Yoran exercised his authority to grant a total of 685,820 restricted stock units ("RSUs") to qualifying employees. No other equity awards were granted pursuant to Mr. Yoran’s authority during 2020.
The Compensation Committee typically makes adjustments to annual compensation, approves changes to the key financial metric targets and formulas used to determine annual bonus payments, approves additional equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Jerry M. Kennelly, Chair
Ping Li
Richard M. Wells
Linda K. Zecher
*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee is composed of four directors: Arthur W. Coviello, Jr., Kimberly L. Hammonds, Linda K. Zecher and Richard M. Wells. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the our website at www.tenable.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Board diversity and inclusion is critical to Tenable’s success. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but also engages professional search firms from time to time to assist in identifying potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Tenable Holdings, Inc., Attention: Corporate Secretary, 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044, at least 90 days, but not more than 120 days prior to the anniversary date of the preceding year's annual meeting of stockholders. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the number of shares of Tenable stock owned beneficially by such stockholder on the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information and a description of the proposed nominee's qualifications as a director. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
All stockholders and other interested parties are welcome to communicate with our non-management directors through an established process for stockholder communication. For a communication directed to our non-management directors, please contact our Corporate Secretary or Legal Department in writing at the address listed below.

Tenable Holdings, Inc.
6100 Merriweather Drive, 12th Floor
Columbia, MD 21044
Attn: Corporate Secretary or Legal Department
Our Corporate Secretary or Legal Department will review all incoming stockholder communications and determine whether the communication should be presented to the Board or the appropriate director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications, such as mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. The screening procedures have been approved by a majority of our independent directors. All communications directed to the Audit Committee in accordance with the Company’s whistleblower policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.
Code of Ethics
We have adopted the Tenable Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.tenable.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Hedging Policy
Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board of Directors from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, pledges, or other inherently speculative transactions involving our equity securities.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present online at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
Fees and Services
The following table represents aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountant.

	Year Ended December 31,
(in thousands)	2020	2019
Audit Fees(1)	$1,491	$1,876
All Other Fees(2)	56	5
Total Fees	$1,547	$1,881
_____________
(1)     Audit fees consisted of fees billed for professional services provided in connection with the audits of our annual consolidated financial statements and our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, and related procedures and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. Audit fees included fees for procedures performed in connection with our secondary offering in 2020 and fees for a business combination in 2019.
(2)    All other fees were related to access to online accounting and tax research software. All other fees in 2020 included fees for permissible advisory services.
All fees and services described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst &

Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Chair of the Audit Committee has been delegated authority to pre-approve certain audit and non-audit services, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable our stockholders to approve, on an advisory non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation as a whole. The vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. At the 2020 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a Say-on-Pay vote every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are aligned with our stockholders’ interests to support long-term value creation and enable us to attract and retain talented executives.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting Say-on-Pay votes, the next scheduled Say-on-Pay vote will be at the 2022 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

CORPORATE SOCIAL RESPONSIBILITY
We believe good governance at all levels is necessary to drive corporate responsibility, which in turn promotes the long-term interests of our stockholders and strengthens Board and management accountability. We focus our efforts in the following key areas:
•Governance of sustainability;
•Environmental stewardship; and
•Social responsibility in: cybersecurity, diversity and inclusion, employee engagement, and community involvement.
Governance of Sustainability
As a part of its primary duty overseeing the Company's corporate strategy, our Board also oversees how environmental and social issues may impact the long-term interests of our stockholders and stakeholders. We stress that corporate responsibility is part of every employee’s job because achieving operational excellence is intrinsically tied to how responsibly we run our business.
As a part of this endeavor, the Board oversees the management team as it seeks to meet the Company's goals and responsibilities relating to sustainability and corporate social responsibility, particularly those that may affect the stakeholders and stockholders of our company, and the communities in which we operate. In addition to our governance best practices, we consider environmental and social issues in our operations. As part of overseeing our corporate strategy and our enterprise risk management program, our Board has a degree of insight into our environmental and social practices. We believe that socially responsible operating practices go hand in hand with generating value for our stockholders, providing cybersecurity solutions for our clients, being good neighbors within our communities, and being a good employer to our employees. In our view, our corporate governance is more effective when we consider environmental and social issues as part of our oversight of corporate strategy, key risks, and our operations more generally.
In 2020, we pooled internal and external resources to assess environmental, social and governance ("ESG") factors that are material to our business. With the assistance of external ESG consultants, we analyzed our businesses to better understand our material ESG risks and opportunities relevant for our company based on the views held by our stockholders, leading ESG frameworks and ESG rating agencies. We utilized criteria established by the Sustainability Accounting Standard Board and the Task Force on Climate-related Disclosures to perform the assessment.
Environmental Stewardship
Our Board and management team recognize that we have a role to play in environmental stewardship. Given that the Company is a software solutions company, greenhouse gas emissions and water and energy usage are not material factors to the day-to-day operations of our business. We believe, however, that environmentally responsible operating practices are important to generating value for our stockholders, being a good partner with our customers, and being a good employer to our employees.
Energy consumption and usage within data centers is an important component of our day-to-day operations of our business. We outsource our data center needs to Amazon Web Services (“AWS”). In 2014, AWS shared its long-term commitment to achieve 100 percent renewable energy usage for the global AWS infrastructure footprint. Our new corporate headquarters is a LEED Certified Gold for Core Construction. We are also pursuing an Energy Star rating.
Cybersecurity
The Company takes great pride in assisting our customers with enhancing their security posture through the use of our services and products. We understand that customers must trust and have confidence in the security of an organization to use its service offerings for managing their vulnerability data. As such, we take the overall security of the Company's products and their supporting infrastructure very seriously.
The Company aligns its information security and risk management program to the NIST Cyber Security Framework and has implemented an information security management system (“ISMS”) to protect the confidentiality, integrity, and availability of assets against threats and vulnerabilities. The Company achieved ISO/IEC 27001:2013 certification, recognizing its proven commitment to the highest level of information security management.
Outside of internal improvements to our platform and customer relationship management, we do not use customer data for any other purposes.
Diversity and Inclusion
We seek to cultivate a diverse and inclusive workforce and environment to achieve exceptional business results. When we value and celebrate differences, we drive more innovation and grow closer to our customers, partners, and communities. We strive to be a career destination where employees from all backgrounds are welcome and empowered, treated with fairness and respect, presented with opportunities to make a difference, and provided opportunities to grow.
We undertake numerous efforts to increase diversity in our employee population and to foster a culture of fairness and belonging through a number of measures in our recruiting, engagement, retention, and outreach practices. Our dedicated Diversity & Inclusion Council and Employee Resource Groups – along with our committed leaders and managers – strive to attract and hire employees who bring broad diversity of background, thought, and style into the company and foster a sense of inclusion to make them want to stay. To support these initiatives, we build partnerships within our communities to support organizations and events that strive for greater representation of women and underrepresented minorities in cybersecurity, hold inclusion and bias mitigation training and offer targeted development opportunities to assist with career advancement. In addition, our global talent acquisition team received a diversity sourcing and recruiting certification.
Employee Engagement
The Company promotes and supports employee development and organizational effectiveness by providing high-quality learning and development programs. These programs are designed to meet individual, team, and organizational needs and objectives. We strive to enhance learning and development programs to create a better workplace environment and to build a better Tenable. We aim to incentivize our employees by aligning a portion of their compensation with the overall success of our business. All new hires are given an equity grant and there is broad employee participation in our Employee Stock Purchase Plan.

Community Involvement
We're a company built on our “We Care” core value, and we look to make a positive difference in everything that we do – in our work, with our customers and our colleagues, and in our communities.
•We contribute to cybersecurity awareness, education, and scholarships, and inspire students to pursue cybersecurity careers or a STEM field of study.
•Our We Care In Action (“WCIA”) campaign invites employees to submit nominations for charitable organization sponsorship. For each WCIA global cause selected annually by our employees, Tenable makes a donation, and we encourage our employees to contribute either by making a donation, volunteering their time in support of the cause, or learning about and helping to spread awareness for the cause. In 2020, we selected Make-A-Wish foundation as our WCIA global cause.
•Each employee is given one day of paid leave per year to participate in volunteer activities for a charitable organization of their choice, including activities for a nonprofit or charitable organization, school events, disaster relief assistance, and peaceful activism.
Additional Information
For additional information and to view our report on corporate social responsibility, you can visit our website at www.investors.tenable.com.
EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 13, 2021, are as follows:

Name	Age	Position(s)
Executive Officers
Amit Yoran	50	Chief Executive Officer and Chairman
Stephen A. Vintz	52	Chief Financial Officer
Stephen A. Riddick	57	General Counsel and Corporate Secretary
The biography of Mr. Yoran is set forth in “Proposal 1: Election of Directors” above.
Stephen A. Vintz has served as our Chief Financial Officer since October 2014. Mr. Vintz has served on the board of directors of the Kennedy Krieger Institute since December 2012. Mr. Vintz received a B.B.A. in Accounting from Loyola University Maryland and is a Certified Public Accountant.
Stephen A. Riddick has served as our General Counsel since May 2016 and was appointed as our Corporate Secretary, in addition to General Counsel, in May 2018. Prior to joining Tenable, Mr. Riddick served in a number of roles, including Global Associate General Counsel, at Linde plc (fka Praxair, Inc.), a publicly traded producer and distributor of industrial gases and related technologies, from September 2010 to February 2016. Mr. Riddick received a B.A. in Economics from the University of Virginia and a J.D. from the University of North Carolina School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 5, 2021 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders:
Entities affiliated with Insight Partners(2)	10,100,312	9.6%
FMR LLC(3)	9,460,162	9.0
The Vanguard Group(4)	6,196,709	5.9
Select Equity Group, L.P.(5)	5,323,628	5.0
BlackRock, Inc.(6)	5,258,684	5.0

Named executive officers and directors:
Amit Yoran(7)	3,825,622	3.5
Stephen A. Vintz(8)	698,011	*
Stephen A. Riddick(9)	44,985	*
John C. Huffard, Jr.(10)	3,766,096	3.6
Arthur W. Coviello, Jr.(11)	148,410	*
Kimberly L. Hammonds	—	*
Jerry M. Kennelly(12)	55,486	*
Ping Li(13)	421,996	*
A. Brooke Seawell(14)	202,500	*
Richard M. Wells(15)	36,225	*
Linda K. Zecher	—	*
All current executive officers and directors as a group (11 persons)(16)	9,199,331	8.4%
_____________
*    Represents beneficial ownership of less than 1%.
(1)    This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 105,438,121 shares outstanding on March 5, 2021, adjusted as required by rules promulgated by the SEC.
(2)    Consists of (a) 3,111,873 shares of common stock held by Insight Venture Partners IX, L.P., or IVP IX, (b) 1,546,213 shares of common stock held by Insight Venture Partners (Cayman) IX, L.P., or IVP (Cayman) IX, (c) 329,702 shares of common stock held by Insight Venture Partners (Delaware) IX, L.P., or IVP (Delaware) IX, (d) 62,114 shares of common stock held by Insight Venture Partners IX (Co-Investors), L.P., or IVP IX (Co-Investors), and, collectively with IVP IX, IVP (Cayman) IX and IVP (Delaware) IX, the “IVP IX Funds”, (e) 1,462,620 shares of common stock held by Insight

Venture Partners Growth-Buyout Coinvestment Fund, L.P., or IVP Coinvestment, (f) 1,175,861 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., or IVP Coinvestment (Cayman), (g) 1,081,210 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., or IVP Coinvestment (Delaware), and (h) 1,330,719 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., or IVP Coinvestment (B), and, collectively with IVP Coinvestment, IVP Coinvestment (Cayman) and IVP Coinvestment (Delaware), the “IVP Coinvestment Funds” and, together with the IVP IX Funds, the “IVP Funds.” Insight Venture Associates IX, Ltd., or IVA IX Ltd., is the general partner of Insight Venture Associates IX, L.P., which is the general partner of each of the IVP IX Funds. Insight Venture Associates Growth-Buyout Coinvestment, Ltd., or IVA Coinvestment Ltd., is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P., which is the general partner of each of the IVP Coinvestment Funds. Insight Holdings Group, LLC, or Insight Holdings, is the sole shareholder of each of IVA IX Ltd. and IVA Coinvestment Ltd. Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings and as such may be deemed to have shared voting and dispositive power over the shares held by each of the IVP Funds. Richard M. Wells is a Managing Director at Insight Venture Management, LLC, an entity affiliated with the IVP Funds, but does not have voting and dispositive power over the shares held by IVP Funds. The principal business address for all entities and individuals affiliated with Insight Partners is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York, 10036.
(3)    As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2021, which states that FMR LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 1,453,350 of the shares. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)    As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2021, which states that The Vanguard Group, Inc. has sole dispositive power with respect to 5,988,354 of the shares and shared dispositive power with respect to 208,355 of the shares and share voting power with respect to 158,849 of the shares. The Vanguard Group, Inc. is the parent holding company of Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)    As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2021. George S. Loening is the majority owner of Select Equity Group, L.P. and managing member of its general partner and shares voting and dispositive power over the reported shares. The address for Select Equity Group, L.P. and Mr. Loening is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(6)    As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2021, which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 5,186,548 of the shares. BlackRock, Inc. is the parent holding company of BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)    Consists of (a) 649,811 shares of common stock held by Mr. Yoran directly, (b) 538,447 shares of common stock held by the Amit Yoran 2020 Family Trust, and (c) 2,637,364 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 5, 2021.
(8)    Consists of (a) 75,795 shares of common stock and (b) 622,216 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 5, 2021.
(9)    Consists of (a) 21,395 shares of common stock and (b) 23,590 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 5, 2021.
(10)    Consists of (a) 2,173 shares of common stock held by Mr. Huffard directly, (b) 31,847 shares of common stock held by Mr. Huffard’s spouse in the Mary Kathryn Braden Huffard Revocable Trust U/T/A dated March 2, 2012, (c) 3,294,982 shares of common stock held by Jonathan M. Forster, as Trustee, and Mary Kathryn Braden Huffard, as Business Advisor, of The Three Suns 2019 Exempt Irrevocable Trust U/T/A dated November 15, 2019, (d) 390,183 shares of common stock held by Mary Kathryn Braden Huffard and Jonathan M. Forster, as Trustees of The Three Suns 2019 Non-Exempt Irrevocable Trust U/T/A dated November 15, 2019, and (e) 46,911 shares of common stock held by Mr. Huffard and Mary Kathryn Braden Huffard, as Trustees of The John Cloyd Huffard Jr Revocable Trust U/T/A dated March 2, 2012. Effective April 6, 2021, Mr. Huffard and his spouse no longer have beneficial ownership of the shares held by the Three Suns 2019 Exempt Irrevocable Trust U/T/A dated November 15, 2019.
(11)    Consists of (a) 14,240 shares of common stock and (b) 134,170 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 5, 2021.
(12)    Consists of (a) 14,153 shares of common stock held directly by Kennelly Partners, L.P., an entity controlled by Mr. Kennelly, and (b) 41,333 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 5, 2021.
(13)    Consists of (a) 302,971 of common stock held by Li Family Trust, or the Trust, and (b) 119,025 of common stock held by Li Family GST Exempt Trust, or GST. Ping Li is trustee of the Trust and has voting and dispositive power over the shares held by the Trust. Members of Ping Li’s immediate family are beneficial holders of the GST, and he may be deemed to exercise voting and investment power over the shares held by the GST.
(14)    Consists of (a) 30,000 shares of common stock and (b) 172,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 5, 2021.
(15)    Consists of (a) 18,338 shares of common stock held by Mr. Wells directly and (b) 17,887 shares of common stock held by RW Fund IX LLC, an entity controlled by Mr. Wells.
(16)    Consists of (a) 5,568,158 shares of common stock and (b) 3,631,173 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 5, 2021.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report covering one transaction was inadvertently filed late on behalf of Mr. Li by the Company and one report covering two transactions was inadvertently filed late on behalf of Mr. Yoran by the Company.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding the 2020 compensation program for our principal executive officer, our principal financial officer and the only other executive officer (our “Named Executive Officers”). For 2020, our Named Executive Officers were:

Name	Position
Amit Yoran	Chief Executive Officer and Chairman of the Board of Directors
Stephen A. Vintz	Chief Financial Officer
Stephen A. Riddick	General Counsel and Corporate Secretary
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2020. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2020 and discusses the key factors that the Compensation Committee considered in determining their compensation.
Executive Summary
Who We Are
We are a leading provider of Cyber Exposure solutions. Cyber Exposure is a discipline for managing, measuring and comparing cybersecurity risk in the digital era.
Our platform offerings provide broad visibility into security issues such as vulnerabilities, misconfigurations, internal and regulatory compliance violations and other indicators of the state of an organization’s security across IT infrastructure and applications, cloud environments and Industrial IoT and OT environments. We also provide deep analytics to help organizations score, trend and compare their cyber exposure over time, and communicate cyber risk in business terms to make better strategic decisions. Our platform offerings integrate and analyze data from our native collectors alongside IT asset, vulnerability and threat data from third-party systems and applications to prioritize security issues for remediation and focus an organization’s resources based on risk and business criticality.
As of December 31, 2020, we had over 30,000 customers who licensed our Tenable.io, Tenable.sc, Tenable.ot or Nessus Professional products. As of December 31, 2020, our customers include more than 50% of the Fortune 500, more than 30% of the Global 2000, and large government agencies. In 2020, no single customer represented more than 2% of our revenue.
2020 Business Highlights
2020 was marked by attractive revenue and calculated current billings growth and expanding operating margins and positive free cash flow. Our 2020 highlights were as follows:
•Added 1,455 new enterprise platform customers and 196 net new six-figure enterprise platform customers
•Revenue was $440.2 million, a 24% increase year-over-year.
•Calculated current billings was $494.7 million, a 19% increase year-over-year.

•GAAP loss from operations was $36.4 million; Non-GAAP income from operations was $25.8 million.
•GAAP net loss per share was $0.42; Non-GAAP diluted earnings per share was $0.19.
•Free cash flow was $44.0 million, compared to $(31.4) million in 2019.
Refer to the appendix for reconciliations of non-GAAP measures to comparable GAAP measures.
Executive Compensation Highlights
Based on our overall operating environment and these results, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for and during 2020:
•Base Salaries - Approved base salaries of $450,000 for Mr. Yoran, $375,000 for Mr. Vintz and $330,000 for Mr. Riddick.
•Cash Bonuses - Revised our short-term cash incentive bonus plan in April to base cash bonuses on corporate performance metrics consisting of bookings, revenue, and, given its growing importance to our business for 2020, free cash flow, with each metric target pre-established by our Board of Directors as part of its review of the annual operating plan, and to change the timing of bonus payouts due to the economic uncertainty resulting from the COVID-19 pandemic, which resulted in full-year earned bonus payouts of approximately $409,000 for our CEO, approximately $295,000 for Mr. Vintz, and approximately $150,000 for Mr. Riddick, based on our achievement of the selected corporate performance metrics, other than with respect to the first quarter, which was paid at a lower percentage to preserve cash given the uncertainty caused by the COVID-19 pandemic. We established the corporate governance metrics and related target levels in April 2020 and did not make any adjustments to the targets during 2020, despite the impact to our business caused by the COVID-19 pandemic.
•Long-Term Incentive Compensation - Granted long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards that may be settled for shares of our common stock with grant date fair values of approximately $6,600,000 to Mr. Yoran, approximately $4,000,000 to Mr. Vintz and approximately $1,800,000 to Mr. Riddick.
Relationship Between Pay and Performance
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation is both variable in nature and “at-risk.”
We emphasize variable “at-risk” compensation through two separate compensation elements. First, we provide the opportunity to participate in our short-term cash incentive bonus plan which provides payments based on the achievement by our Named Executive Officers of pre-established short-term financial results compared to pre-established targets as determined from time to time by the Company and reviewed by our Board of Directors in connection with our annual operating plan.
Second, since our initial public offering we have granted RSU awards to our Named Executive Officers. Given our brief operating history and status as a public company and as a result of the uncertainty in the macro-economy in 2020 caused by the COVID-19 pandemic, we believe that, at this stage of our development, time-based RSU awards are the appropriate long-term incentive compensation vehicle for us. The value of RSU awards depends on the performance (and resulting value) of our common stock, thereby aligning the interests of our Named Executive Officers and stockholders and incentivizing them to build sustainable long-term value for the benefit of our stockholders and satisfying our retention objectives. Going forward, as we deem appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our Named Executive Officers additional types of equity incentives that further these objectives.
These variable pay elements ensure that a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable commensurate with our actual performance.
For 2020, 94% of our CEO’s total reported compensation and an average of 89% of our other Named Executive Officers’ total reported compensation was linked to performance, consisting of the quarterly and annual bonuses earned and equity incentives awarded, as reported in the Summary Compensation Table.
We believe that this design provides balanced incentives for our Named Executive Officers to meet our business objectives and drive long-term growth. The Compensation Committee takes seriously its responsibility to maintain an appropriate pay-for-performance alignment with an emphasis on long-term stockholder value creation.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

•Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2020.
•Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.
•Use a Pay-for-Performance Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each Named Executive Officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.
•Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.
•“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid). In addition, all such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the Company.
•Succession Planning. Our Board of Directors reviews the risks associated with our key executive officer positions to ensure an adequate succession strategy and plans are in place.
What We Do Not Do
•No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.
•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our 401(k) Plan on the same basis as our other employees.
•No Perquisites. We do not provide perquisites or other personal benefits to our Named Executive Officers beyond what are provided to our other employees.
•No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.
•No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.
•No Hedging or Pledging of our Equity Securities. Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board of Directors from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, pledges, or other inherently speculative transactions involving our equity securities.
Stockholder Advisory Vote on Named Executive Officer Compensation
At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting our first non-binding stockholder advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). For additional information about the Say-on-Pay vote, see “Proposal 3" above.
At our 2020 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our stockholders expressed a preference for holding future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. In recognition of this preference and other factors considered, our Board of Directors determined that, until the next Say-When-on-Pay vote, we will hold annual Say-on-Pay votes.
We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of future advisory votes on the compensation of our Named Executive Officers, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market competitive compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;
•Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•Offer total compensation opportunities to our executives that, while competitive, are internally consistent.
We believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executives remains competitive relative to compensation paid by companies of similar size operating in our industry, taking into account our relative performance, our strategic objectives, and the performance of the individual executive.
Executive Compensation Design
The annual compensation arrangements for our Named Executive Officers consist of base salary, quarterly and annual performance-based cash bonuses, and long-term incentive compensation in the form of equity awards. The key component of our executive compensation program continues to be equity awards. Historically, we have emphasized the use of equity to provide incentives for our Named Executive Officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our stockholders. Since our initial public offering, we have used time-based RSU awards that have been settled in shares of our common stock as our principal equity incentive vehicle.
We believe that RSU awards offer our Named Executive Officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. Going forward, as we deem appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our Named Executive Officers additional types of equity incentives that further this objective.
We also offer cash compensation in the form of base salaries and quarterly and annual performance-based cash bonuses. Typically, we have structured our cash bonus opportunities to focus on the achievement of specific short-term financial objectives that will further our longer-term growth objectives.
We have not adopted any formal policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the Compensation Committee reviews each element of executive compensation separately and also takes into consideration the value of each Named Executive Officer's target total direct compensation opportunity (the sum of base salary, cash bonus opportunity, and equity awards) as a whole, and its relative size in comparison to companies in our compensation peer group.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers. It also makes compensation recommendations for the non-employee members of our Board of Directors to our full Board of Directors for their review and approval. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other Named Executive Officers.
In carrying out its responsibilities, the Compensation Committee reviews our compensation philosophy, as well as our executive compensation program, at least annually. As part of this review process, the Compensation Committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure that our executive compensation program remains competitive. In addition, the Compensation Committee considers whether we are meeting our retention objectives and the potential cost of replacing key executive officers, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at https://investors.tenable.com.
The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Determining Total Direct Compensation
The Compensation Committee reviews the base salary levels, cash bonus targets, and long-term incentive compensation of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Compensation adjustments to base salary are generally effective on March 1 and changes to target bonus amounts are generally effective at the beginning of the year.
In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee do not establish a specific target and instead rely primarily on their general experience and subjective considerations of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at the companies in our compensation peer group, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and from more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above.
The Compensation Committee reviews our CEO's proposals and recommendations and discusses them with him and considers them as one factor in determining and approving the compensation of our other Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In 2020, the Compensation Committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and to assist with the data analysis and development of the compensation peer group.
During 2020, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services, including the following:
•the review, analysis, and updating of our compensation peer group;
•the review and analysis of the base salary levels, cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, against competitive market data based on the companies in the compensation peer group and selected compensation surveys;
•the review and analysis of the compensation arrangements of the non-employee members of our Board of Directors against competitive market data based on the companies in the compensation peer group and selected compensation surveys;

•the review and analysis of competitive market practices in the design of short-term cash incentive compensation plans for executives;
•an assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•consultation with the Compensation Committee chair and other members between Compensation Committee meetings; and
•support on other ad hoc matters throughout the year.
The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2020, Compensia did not provide any other services to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during 2020. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our Named Executive Officers.
The compensation peer group for 2020, which was developed in July 2019 with the assistance of Compensia, to analyze the compensation of our executive officers, including our Named Executive Officers, comprised publicly-traded technology companies against which we compete for executive talent. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following criteria:
•publicly traded companies headquartered in the United States and traded on a major United States stock exchange;
•companies in the information technology sector;
•companies with similar revenues - within a range of approximately 0.33x to approximately 3.0x of our last four quarters' revenue of approximately $290 million (approximately $100 million to $870 million)
•companies with similar market capitalizations - within a range of approximately 0.33x to approximately 3.0x of our then-projected market capitalization of approximately $2.7 billion (approximately $910 million to approximately $8.2 billion);
•companies in the Internet/network security software sector; and
•companies with revenue growth generally greater than 20%.

Using this methodology, the Compensation Committee approved a compensation peer group consisting of the following companies:

Blackline	Hubspot	Qualys
Box	New Relic	Rapid7
Carbon Black	Okta	Sailpoint Technologies
Cloudera	Paycom Software	Secureworks
Coupa Software	Paylocity	Varonis Systems
FireEye	Proofpoint	Zendesk
Forescout Technologies
The Compensation Committee used data drawn from the companies in our compensation peer group, as well as data from a custom data cut drawn from the Radford Global Technology Survey, to evaluate and analyze the competitive market when determining the total direct compensation of our Named Executive Officers, including base salary, target cash bonus opportunities, and long-term incentive compensation opportunities.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements
In 2020, the principal elements of our executive compensation program, and the objective and key features of each element, were as follows:

Element	Type and Form of Element	Objective	Key Features
Base Salary	Fixed/Cash
Designed to attract and retain highly talented executives by providing financial stability and security for performing job responsibilities through a fixed amount that is market competitive and rewards performance

Generally reviewed annually at beginning of year and determined based on various factors, including company and individual performance, retention objectives, a competitive market analysis, and recommendations of CEO

Cash Bonuses	Variable/Cash	Designed to motivate and reward executives with financial incentives for achieving or exceeding rigorous quarterly and annual financial objectives related to our key business imperatives	• Target bonus amounts generally reviewed annually at beginning of year and determined based on various factors, including company and individual performance, a competitive market analysis, and recommendations of CEO
• Bonus payments earned determined after each quarter and full-year
• Bonus payments are generally dependent upon achievement of pre-established corporate financial objectives selected by our Compensation Committee from our annual operating plan reviewed by our Board of Directors

Long Term Incentive Compensation	Variable/ Equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to motivate and reward executives for successful long-term performance, align interests of executives and stockholders by motivating them to create sustainable long-term stockholder value, and encourage continued employment of executives over the long-term	• Annual award opportunities generally reviewed and determined annually at beginning of year or as appropriate during year for new hires, promotions, or other special circumstances
• Individual awards determined based on various factors, including company and individual performance, retention value of outstanding equity holdings, and competitive market analysis
• Historically granted RSU awards or stock options with four-year vesting requirements, although the Compensation Committee has discretion to grant other equity vehicles and use different vesting requirements or performance conditions
Other Compensation	Retirement and health and welfare benefits offered to all employees on the same terms	Employee benefits that promote employee savings and health and welfare, which assists in attracting and retaining our executives and employees	Indirect compensation element consisting of programs such as medical, vision, dental, life and disability insurance, as well as the 401(k) Plan with a company matching contribution and an ESPP, and other plans and programs made available to all eligible employees
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In February 2020, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process - Determining Total Direct Compensation” above. Following this review, the Compensation Committee determined to adjust the base salaries of our Named Executive Officers to reflect current market positioning.
The base salaries of our Named Executive Officers were as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Percentage Adjustment
Mr. Yoran	$400,000	$450,000	12.5%
Mr. Vintz	350,000	375,000	7.1%
Mr. Riddick	320,000	330,000	3.1%
The base salaries paid to our Named Executive Officers during 2020 are set forth in the Summary Compensation Table below.
Cash Bonuses
To motivate and reward achievement of our short-term corporate financial objectives as reflected in our annual operating plan, as well as to further our long-term strategic and growth goals, our Named Executive Officers are eligible to participate in our broad-based short-term cash incentive bonus plan. The Compensation Committee chooses a set of pre-established financial metrics (collectively, the “Board Metrics”), which are set forth in our annual operating plan which is reviewed by our Board of Directors, that balances our growth objectives with our goal of achieving profitability and generating positive cash flow.
The short-term cash incentive bonus plan provides participants, including our Named Executive Officers, with an opportunity to earn formula-based cash bonuses on a quarterly and annual basis. We believe that paying bonuses throughout the year is the most effective way to motivate achievement of our short-term financial goals because quarterly and annual payments align with the time periods for which we provide external guidance to the investment community. In a typical year, bonus payments for our Named Executive Officers with respect to the Board Metrics are made in five equally weighted installments, one following each quarter and the fifth payment following year-end, in each case based on a portion of the participants’ target cash bonus opportunity for the year attributable to the Board Metrics and only to the extent that we have achieved the applicable Board Metrics for each respective quarter and the full year. Again, in a typical year, actual bonus payments at each periodic interval are calculated by multiplying 20% of a participant’s target cash bonus opportunity attributable to the Board Metrics by the weighted average percentage attainment level of the applicable financial goals for each applicable quarter or full year.
Target Short-Term Cash Incentive Bonus Opportunities
For purposes of the short-term cash incentive bonus plan, cash bonuses are based upon a specific percentage of each participant’s annual base salary. In February 2020, the Compensation Committee reviewed the target short-term cash incentive bonus opportunities of our Named Executive Officers in place for 2020, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own target short-term cash incentive bonus opportunity), as well as the other factors described in “Compensation-Setting Process - Determining Total Direct Compensation” above. Following this review, the Compensation Committee determined to increase the target short-term cash incentive bonus opportunities of our Named Executive Officers to better position their target total cash compensation opportunities to the median of the competitive market as reflected by our compensation peer group.
The target short-term cash incentive bonus opportunities of our Named Executive Officers for 2020 were as follows:

Named Executive Officer	2020 Target Cash Bonus Opportunity
Mr. Yoran	$450,000
Mr. Vintz	325,000
Mr. Riddick	165,000
Short-Term Cash Incentive Bonus Plan Design
Review of Original Plan Design in March
In February 2020, as part of its annual compensation review, the Compensation Committee met with management to discuss potential changes to the design of the short-term cash incentive bonus plan, including replacing the adjusted EBITDA performance metric used in the prior year’s plan with a pro forma operating expenses metric and weighting the short-term cash incentive bonus plan equally between the selected Board Metrics and our corporate bookings plan goals for the year. Before making any final decision on the plan design, however, the Compensation Committee requested that management provide illustrative examples of the financial impact of the proposed changes to the plan for 2020.
Revisions to Plan Design in April
With the onset of the COVID-19 pandemic in March 2020 and its resulting significant impact on the global economy, the Compensation Committee and management immediately began to evaluate the likely impact on our business. As part of this effort, the Compensation Committee directed management to re-examine the short-term cash incentive bonus plan to determine the continuing viability of the original plan design in a rapidly deteriorating and uncertain economy. Upon completing its examination, management met with the Compensation Committee in April to propose certain changes to the short-term cash incentive bonus plan, which the Compensation Committee subsequently approved, including (i) changing the Board Metrics to the achievement of a target based on bookings (the “Bookings Target”) (which was weighted one-third) and the achievement of a target based on the sum of revenue and free cash flow (the “Revenue/FCF Target”) (which was weighted two-thirds), in each case using the target levels included in the Board-reviewed 2020 annual operating plan, (ii) providing scaling at 1.5x for performance above and below the target performance level of both the Bookings Target and the Revenue/FCF Target, and (iii) changing the bonus payout timing from four quarterly payments and one annual payment to a single annual payment. For purposes of the plan, the Bookings Target was to be measured on a quarter-by-quarter basis, while the Revenue/FCF Target was to be measured each quarter on the basis of the year-to-date sum of the two amounts.
For purposes of the short-term cash incentive bonus plan (and as defined in the 2020 annual operating plan), each of these performance metrics was to be calculated as follows:
•Bookings - bookings was to be calculated as sales of new and renewal subscription licenses, perpetual licenses and related first-year maintenance, and services and training, which are closed in a period. Bookings is based on annual contract value (ACV), whereby we include only the first-year contract value as booked in cases where a multi-year deal is prepaid or billed upfront.

•Revenue - revenue was to be calculated in accordance with GAAP and as set forth in our quarterly and annual financial statements.
•Free cash flow – free cash flow was to be calculated as GAAP net cash flows from operating activities reduced by purchases of property and equipment.
The Compensation Committee believed that, given our past performance and the importance of free cash flow as an indicator of how much cash we had readily available to us, these were the most appropriate corporate performance metrics to use for purposes of the short-term cash incentive bonus plan, because, in its view, they would provide meaningful measures of our ability to successful grow and manage our business.
Our Board of Directors believed that, for purposes of the short-term cash incentive bonus plan, these were the most appropriate corporate performance measures to use because, in its view, they would provide meaningful indicators of our successful execution of our annual operating plan and our ability to enhance long-term value creation. In particular, we believe our bookings levels is an effective measure of annual contract value, which management uses to measure the growth of our business.
For 2020, our Board of Directors established anticipated target levels for each performance measure which were set forth in our annual operating plan. These annual target levels were as follows:

(in thousands)	Target Performance Level
Revenue	$453,145
Free Cash Flow(1)	24,901
Bookings	(2)
_____________
(1)    Free Cash Flow is a non-GAAP measure. Refer to the appendix for reconciliations of non-GAAP measures to comparable GAAP measures.
(2)    We have chosen not to disclose the various target performance levels for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2020, the Board of Directors considered the target performance achievement levels for the Board Metrics to be challenging but achievable with significant effort requiring circumstances to align as projected.
Revisions to Plan Design in May
Management continued to monitor the impact of the COVID-19 pandemic on our business following the revisions to the plan design in April and after assessing our first quarter results (including our first quarter of positive free cash flow), determined that the financial impact of the pandemic on our business for the year was likely to be less severe than originally anticipated. Based on this assessment, management met with the Compensation Committee in May to propose certain additional changes to our short-term cash incentive bonus plan, which the Compensation Committee subsequently approved, including the following:
•Resuming the quarterly bonus program (vs. the single lump sum annual payment proposed and approved in April) based on our expected annual performance which would support the Company’s retention objectives by providing quarterly installment payments.
•In connection with this restoration of the quarterly bonus program, modifying the bonus targets for the first through third quarters to represent 20% of each participant’s target short-term cash incentive bonus opportunities, with the fourth quarter and full year to represent 40% of the target opportunity, and reducing the minimum threshold from 75% to 60% of each quarterly short-term cash incentive bonus opportunity to ensure the possibility of a payout in a year of economic uncertainty.
•To conserve cash, for the first quarter providing a payout equal to 60% of a participant’s target short-term cash incentive bonus opportunity even though the calculated payout based on the revised corporate financial metrics approved in April would have a resulted in a greater payout), with such payout to be made in June.
•For the second, third and fourth quarters, determining the Board Metrics payout percentage based on managements’ best estimate (as of that respective period) of our likely actual full year results for bookings, revenue, and free cash flow measured against the Bookings Target and the Revenue/FCF Target for those metrics. Given the uncertainty around the duration of the pandemic and its impact on the overall economy, management and the Compensation Committee believed that estimating the likely full year results was the best way to track our performance over the course of the year. As the year progressed, however, the payout percentage increased from 93% to 98.5% as remote work models enabled us to proactively manage expenditures, resulting in lower business travel, meeting and facility, and demand generation program costs.
•True-up calculations for the third and fourth quarters to ensure that the collective bonus payouts for the second through fourth quarters aligned with our actual year-end financial results for the Board Metrics of 98.6%.
•Maintaining scaling at 1.5x for performance above and below target level performance for the Bookings Target and the Revenue/FCF Target.
The Compensation Committee did not change the related Bookings Target or Revenue/FCF Target that it had established in April 2020, despite the impact to our business caused by the COVID-19 pandemic.
Change in Timing of Final Bonus Payment
In December 2020, the Compensation Committee determined to change the timing of the fourth quarter and full year payment (representing 40% of each participant’s target short-term cash incentive bonus opportunity), originally scheduled for February 2021, to be paid 50% in advance in December 2020 and 50% in February 2021.
2020 Cash Bonus Results
Our actual performance against the aggregate target level for the various corporate performance measures for each quarter and for the full year, as applicable, as well as the amounts received by each Named Executive Officer, were reviewed by the Compensation Committee in February 2021. In recognizing our strong performance for the latter three quarters of the year and for 2020 as a whole the Compensation Committee noted that, even after considering the economic uncertainty brought on by the COVID-19 pandemic, we were able perform at a high level with respect to each of the selected performance metrics, including maintaining top line growth, expanding our operating margins, and generating positive free cash flow.

The following table provides information regarding the quarterly and full year payout level achieved and the actual quarterly and full year cash bonuses earned by the Named Executive Officers during 2020:

Named Executive Officer	Performance Period	Target Quarterly/Annual Bonus	Aggregate Weighted Average Achievement/ Payment Percentage	Actual Quarterly/Annual Bonus
Mr. Yoran	First Quarter	$90,000	60.0%	$54,000	(1)
	Second Quarter	90,000	93.0%	83,700	(2)
	Third Quarter	90,000	98.5%	93,593	(3)
	Fourth Quarter	90,000	98.5%	88,643	(6)
	Full Year	90,000	98.6%	89,072	(7)
	Total 2020	$450,000		$409,008

Mr. Vintz	First Quarter	$65,000	60.0%	$39,000	(1)
	Second Quarter	65,000	93.0%	60,450	(2)
	Third Quarter	65,000	98.5%	67,595	(4)
	Fourth Quarter	65,000	98.5%	64,020	(6)
	Full Year	65,000	98.6%	64,329	(8)
	Total 2020	$325,000		$295,394

Mr. Riddick	First Quarter	$33,000	60.0%	$19,800	(1)
	Second Quarter	33,000	93.0%	30,690	(2)
	Third Quarter	33,000	98.5%	34,317	(5)
	Fourth Quarter	33,000	98.5%	32,503	(6)
	Full Year	33,000	98.6%	32,659	(9)
	Total 2020	$165,000		$149,969
_____________
(1)    Represents 60% of the portion of the target short-term cash incentive bonus opportunity allocated to the first quarter of 2020. The actual achievement for the first quarter was greater than 60%, however, the Compensation Committee elected to pay at the 60% level to preserve cash given the uncertainty relating to the COVID-19 pandemic.
(2)    Based on an estimated Board Metrics payout percentage for the year of 93.0%.
(3)    Includes $88,643 payable for the third quarter and a “true-up” of $4,950 to adjust second quarter bonus payout for the estimated Board Metrics payout percentage for the year of 98.5%.
(4)    Includes $64,020 payable for the third quarter and a “true-up” of $3,575 to adjust second quarter bonus payout for the estimated Board Metrics payout percentage for the year of 98.5%.
(5)    Includes $32,502 payable for the third quarter and a “true-up” of $1,815 to adjust second quarter bonus payout for the estimated Board Metrics payout percentage for the year of 98.5%.
(6)    Represents one-half of fourth quarter target bonus (40%) multiplied by the estimated Board Metrics payout percentage of 98.5%.
(7)    Includes $88,861 paid in February 2021 and a “true-up” of $211 to adjust the second and third quarters bonus payout for the actual Board Metrics payout percentage for the year of 98.6%.
(8)    Includes $64,177 paid in February 2021 and a “true-up” of $152 to adjust the second and third quarters bonus payout for the actual Board Metrics payout percentage for the year of 98.6%.
(9)    Includes $32,582 paid in February 2021 and a “true-up” of $77 to adjust the second and third quarters bonus payout for the actual Board Metrics payout percentage for the year of 98.6%.

The cash bonus payments made to our Named Executive Officers for 2020 are set forth in the “Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with the interests of our stockholders.
In February 2020, as part of its annual compensation review the Compensation Committee determined to grant equity awards to our Named Executive Officers in the form of time-based RSU awards that are settled for shares of our common stock. RSU awards serve as an incentive that is aligned with the long-term interests of our stockholders because their value increases (or decreases) with any change in the value of the underlying shares. Further, RSUs serve our retention objectives because they are subject to a multi-year vesting requirement based on continued service.
The Compensation Committee, in exercising its judgment, determines the amount and form of these awards after taking into consideration a competitive market analysis prepared by its compensation consultant, the outstanding equity holdings of each Named Executive Officer (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives), the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies, the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group, the recommendations of our CEO (except with respect to his own equity award), and the other factors described in “Compensation-Setting Process - Determining Total Direct Compensation” above. Based upon these factors, the Compensation Committee determines the size of each equity award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
In February 2020, the Compensation Committee granted RSU awards to our Named Executive Officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning as follows:

Named Executive Officer	Restricted Stock Unit Award (shares)	Restricted Stock Unit Award (grant date fair value)
Mr. Yoran	232,804	$6,600,000
Mr. Vintz	141,093	4,000,000
Mr. Riddick	63,492	1,800,000
The RSU awards granted to our Named Executive Officers vest over a four-year period, with 25% of the total number of units subject to the award vesting on the first anniversary of February 19, 2020, the vesting commencement date, and 1/16th of the total number of units subject to the award vesting in quarterly installments over the following three years, contingent upon the Named Executive Officer’s continued employment by us through each applicable vesting date.
The equity awards granted to our Named Executive Officers in 2020 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

Health and Welfare, Retirement and ESPP Benefits
Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all full-time, salaried employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.
We also maintain a Section 401(k) retirement plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. We have the ability to make discretionary contributions to the Section 401(k) Plan and for 2020, during each pay period, we made matching contributions for each $1.00 of an employee’s contribution, up to a maximum of 4% of the employee’s eligible earnings, subject to annual limitations, for the applicable pay period.
We provide additional long-term equity incentives through the 2018 Employee Stock Purchase Plan (the “ESPP”), which became effective in connection with our initial public offering in July 2018. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Generally all of our regular employees (including our Named Executive Officers during their employment with us) may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Compensation Committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2020, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
Employment Arrangements
We entered into written employment offer letters with each of our Named Executive Officers in connection with their initial employment with us.
These employment offer letters were superseded and replaced in their entirety by amended and restated employment agreements which were entered into and effective as of February 2019.
The amended and restated employment agreement reflect a standardized approach for the payment of severance and change in control payments and benefits to our Named Executive Officers. Under this approach, the post-employment compensation arrangements of our Named Executive Officers were established on a uniform basis and at levels that generally align with current market practice.

For detailed descriptions of the amended and restated employment agreements with our Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
Their amended and restated employment agreements provide our Named Executive Officers with certain protections in the event of their termination of employment by virtue of death or disability. In addition, the amended and restated employment agreements provide for certain protections in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. We believe that these protections are necessary from a retention standpoint.
These arrangements provide reasonable compensation to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to execute and deliver an effective general release of claims in favor of the Company in a form acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain the continued focus and dedication of our Named Executive Officers to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.
Under the amended and restated employment agreements, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executives. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including officers), members of our Board of Directors, and consultants are prohibited from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock.

Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code as amended by the Tax Cuts and Jobs Act of 2017 (the “TCJA”) disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer) (each, a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
The regulations promulgated under Section 162(m) contain a transition rule that applies to companies that become subject to Section 162(m) by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSU awards, that are paid out before the end of the transition period) currently is not counted toward the deduction limitation of Section 162(m) if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and which was disclosed in the company’s public filings at the time of its initial public offering, subject to certain other requirements and limitations. We currently expect our transition period to expire at our first meeting of stockholders at which directors are to be elected to be held in 2022, although it could expire earlier in certain circumstances.
Although the Compensation Committee may consider the tax implications as one factor in making compensation decisions for our Covered Employees, the Compensation Committee also considers other factors in making such decisions, including ensuring that our executive compensation program supports our business strategy. Consequently, the Compensation Committee retains the discretion and flexibility to compensate our Named Executive Officers in a manner consistent with the objectives of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit of Section 162(m). While the transition relief for newly-public companies may help to minimize the effect of the Section 162(m) deduction limit under Section 162(m) in the short-term, we expect that, going forward, some portion of our Named Executive Officers’ compensation will not be fully deductible by the Company for federal income tax purposes.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation awarded to, earned by and paid to our Named Executive Officers with respect to the years ended December 31, 2018, 2019 and 2020.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(4)	Total
Amit Yoran(3) Chief Executive Officer and Chairman	2020	$441,667	$6,599,993	$—	$409,008	$300	$7,450,968
	2019	400,000	6,199,989	—	423,780	—	7,023,769
	2018	400,000	—	4,123,067	339,760	—	4,862,827
Stephen A. Vintz Chief Financial Officer	2020	370,833	3,999,987	—	295,394	11,742	4,677,956
	2019	350,000	3,999,988	—	238,376	11,200	4,599,564
	2018	343,000	—	3,086,405	233,623	3,649	3,666,677
Stephen A. Riddick General Counsel and Corporate Secretary	2020	328,333	1,799,998	$—	$149,969	11,717	2,290,017
	2019	320,000	1,399,974	—	158,918	11,200	1,890,092
	2018	285,000	—	846,703	158,820	11,000	1,301,523
_____________
(1)     This column reflects the aggregate grant date fair value of RSUs and option awards granted during the year measured pursuant to ASC Topic 718. This calculation assumes that the Named Executive Officer will perform the requisite service for the award to vest in full as required by SEC rules. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon vesting of the RSUs and stock options, the exercise of the stock options, or the sale of the restricted stock or the common stock underlying such stock options or RSUs. The assumptions we used in valuing stock options are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(2)    These amounts reflect the cash awards paid under the short-term cash incentive bonus plan for performance during the applicable year. See the Compensation Discussion and Analysis for a more complete description of how the cash bonuses were determined for the year ended December 31, 2020.
(3)    Mr. Yoran is also a member of our Board of Directors but does not receive any additional compensation in his capacity as a director.
(4)    These amounts include company matching contributions under our 401(k) Plan. Additionally, in 2020, all employees were granted a one-time remote work stipend of $300 due to the COVID-19 pandemic.
Grants of Plan-Based Awards
The following table provides information on cash-based performance awards and restricted stock unit awards in 2020 to our Named Executive Officers. There can be no assurance that the Grant Date

Fair Value, as listed in this table, of the Stock Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” column of the Summary Compensation Table.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
Amit Yoran	(2)	$—	$450,000	$—
	2/19/2020				232,804	$6,599,993
Stephen A. Vintz	(2)	—	325,000	—
	2/19/2020				141,093	3,999,987
Stephen A. Riddick	(2)	—	165,000	—
	2/19/2020				63,492	1,799,998
_____________
(1)     RSUs granted under our 2018 Equity Incentive Plan vest 25% on February 19, 2021, and quarterly thereafter for the following three years. Each award is settled in shares of common stock on each vesting date, subject to the Named Executive Officer’s continuous service with the company through the applicable vesting date.
(2)    These rows represent possible payouts pursuant to the short-term cash incentive bonus plan for 2020. For 2020, the short-term cash incentive bonus plan included a minimum threshold of 60% of each quarterly short-term cash incentive bonus opportunity and did not include maximum values. For more information about these payments, see the Compensation Discussion & Analysis.
Outstanding Equity Awards
The following table sets forth certain information about outstanding equity awards granted to our Named Executive Officers that remain outstanding as of December 31, 2020.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(3)
Amit Yoran	1/18/2017	2,397,053	177,471	(4)	$4.25	1/18/2027
	1/18/2017	—	—				98,918	(4)	$5,169,455
	6/21/2018	70,704	494,953	(5)	16.21	6/21/2028
	2/20/2019	—	—				119,191	(6)	6,228,922
	2/19/2020	—	—				232,804	(10)	12,166,337
Stephen A. Vintz	12/16/2014(7)	505,500	—		2.36	12/16/2024
	6/30/2016	105,000	—		4.15	6/30/2026
	6/21/2018	211,716	211,718	(8)	16.21	6/21/2028
	2/20/2019	—	—				76,897	(6)	4,018,637
	2/19/2020	—	—				141,093	(10)	7,373,520
Stephen A. Riddick	6/26/2017	118,750	56,250	(9)	5.96	6/26/2027
	6/21/2018	4,840	101,642	(5)	16.21	6/21/2028
	2/20/2019	—	—				26,915	(6)	1,406,578
	2/19/2020	—	—				63,492	(10)	3,318,092
_____________

(1)    Except as noted, all of the option, restricted stock and restricted stock unit awards listed in the table were granted under our 2016 Stock Incentive Plan.
(2)    All of the option awards listed in the table were granted with a per share exercise price equal to or above the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.
(3)    Represents the market value of the restricted stock award or restricted stock unit based on the closing price of our common stock of $52.26 per share on December 31, 2020.
(4)    25% of the shares subject to such awards vested on January 1, 2018, and continue to vest quarterly over three years thereafter, in each case subject to Mr. Yoran’s continued service, and subject to accelerated vesting in specified circumstances.
(5)    25% of the shares subject to the option vest in equal monthly installments over the twelve-month period beginning on June 21, 2020, and ending on the third anniversary of the grant date, and will continue to vest monthly over the twelve-month period thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(6)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 20, 2020, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(7)    Granted under our 2012 Stock Incentive Plan.
(8)    25% of the shares underlying the option vested on June 21, 2019 and continue to vest on each twelve-month anniversary thereafter, in each case subject to Mr. Vintz’s continued service, and subject to accelerated vesting in specified circumstances.
(9)    25% of the shares subject to the option vested on June 26, 2018, and continue to vest on each twelve-month anniversary thereafter, in each case subject to Mr. Riddick’s continued service, and subject to accelerated vesting in specified circumstances.
(10)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award will vest on February 19, 2021, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
Options Exercised and Stock Vested
The following table shows information regarding the exercise of options and the vesting of stock previously granted to our Named Executive Officers during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Amit Yoran	265,000	$8,015,049	488,373	$14,109,600
Stephen A. Vintz	—	—	59,808	1,830,296
Stephen A. Riddick	184,680	5,031,962	20,931	640,546
_____________

(1)    The dollar amounts shown are determined by multiplying the number of options that were exercised by the intrinsic value of the options exercised based on the per share closing price of our common stock on the exercise date.
(2)    The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of our common stock on the vesting date.
Employment Agreements with Our Named Executive Officers
Mr. Yoran
We entered into an offer letter with Mr. Yoran in October 2016, an addendum thereto in February 2017 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Yoran’s employment is at will and may be terminated at any time by us or Mr. Yoran. Under the terms of the agreement, Mr. Yoran is eligible to receive an annual base salary of $400,000, and quarterly bonuses with an aggregate annual target of $400,000 based upon the assessment by the Board or the Compensation Committee of Mr. Yoran’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Yoran also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under his employment agreement currently in effect, if Mr. Yoran is terminated without cause or resigns for good reason (each as defined in his amended and restated employment agreement), or if Mr. Yoran dies or his employment is terminated due to disability (as defined in his amended and restated employment agreement), provided he (or his estate, as applicable) signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran (or his estate) is eligible to receive 18 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of his outstanding unvested equity awards based on the applicable vesting schedule. If Mr. Yoran is terminated without cause or resigns for good reason within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Yoran. Such severance is further conditioned upon Mr. Yoran’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
Mr. Vintz and Mr. Riddick
We entered into an offer letter with Mr. Vintz in October 2014 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Vintz’s employment is at will and may be terminated at any time by us or Mr. Vintz. Under the terms of the agreement, Mr. Vintz is eligible to receive an annual base salary of $350,000, and quarterly bonuses with an aggregate annual target of $225,000 based upon the assessment by our Chief Executive Officer of Mr. Vintz’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Vintz also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
We entered into an offer letter with Mr. Riddick in May 2016 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his employment agreement, Mr. Riddick’s employment is at will and may be terminated at any time by us or Mr. Riddick. Under the terms of the agreement, Mr. Riddick is eligible to receive an annual base salary of $320,000, and quarterly bonuses with an aggregate annual target of $150,000 based upon the assessment by our Chief Executive Officer of Mr. Riddick’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Riddick also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under the employment agreements currently in effect with Mr. Vintz and Mr. Riddick, if the Named Executive Officer is terminated without cause or resigns for good reason (each as defined in the amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive 12 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of the Named Executive Officer’s outstanding unvested equity awards based on the applicable vesting schedule. If such termination or resignation occurs within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by the Named Executive Officer. In addition, if the Named Executive Officer dies or his employment is terminated due to disability (as defined in his employment agreement), provided the Named Executive Officer’s estate or the Named Executive Officer, as applicable, signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer’s dependents and the Named Executive Officer, as applicable, are eligible to receive payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination. Such severance is further conditioned upon the Named Executive Officer’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
Potential Payments Upon Termination or Change in Control
The table below sets forth the values that the continuing Named Executive Officers would derive in the event of (i) death or disability, (ii) termination without cause or resignation for good reason not in connection with a change of control (“Non-CIC Termination”), and (iii) termination without cause or resignation for good reason in connection with a change of control (“CIC Termination”), assuming that in each case the event occurred on the last business day of 2020.

	Death/Disability		Non-CIC Termination		CIC Termination
Name	Cash Severance(1)	Equity Severance(2)	Cash Severance(3)	Equity Severance(2)	Cash Severance(4)	Equity Severance(2)
Amit Yoran	$831,414	$25,856,174	$831,414	$16,238,825	$1,731,414	$49,928,152
Stephen A. Vintz	16,137	7,373,520	485,072	1,908,090	810,072	19,024,591
Stephen A. Riddick	9,228	3,318,092	386,918	1,825,634	551,918	10,993,239
_____________
(1)    For Mr. Vintz and Mr. Riddick, represents the value of the payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination. For Mr. Yoran, represents the value of 18 months of continued base salary, payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, and a lump sum cash payment equal to Mr. Yoran’s target annual bonus reduced by the amount of the quarterly bonuses paid during 2020.
(2)    Represents the value of accelerated vesting of restricted stock, the value of accelerated vesting of restricted stock units, and the intrinsic value of stock options for which vesting is accelerated, as applicable, in each case based on the closing price of our common stock of $52.26 per share on December 31, 2020.
(3)    Represents the value of 12 months of continued base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, and a lump sum cash payment equal to the Named Executive Officer’s target annual bonus reduced by the amount of the quarterly bonuses paid during 2020.
(4)    Represents the value of a lump sum cash payment equal to 12 months of base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran) reduced by the amount of the quarterly bonuses paid during 2020, and a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran).
CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are required to provide a reasonable estimate of the ratio of the annual total compensation of Mr. Yoran, our Chief Executive Officer, to the median of the annual total compensation of our other employees. For our last completed year, which ended December 31, 2020:
•The median of the annual total compensation of all of our employees (other than Mr. Yoran), including employees of our consolidated subsidiaries, was approximately $152,463. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary and bonus earned and aggregate “grant date fair value” of RSU awards granted during 2020.
•Mr. Yoran's annual total compensation for 2020, as reported in the Summary Compensation Table included in this Proxy Statement, was $7,450,968.
•Based on the above, for fiscal 2020, the ratio of Mr. Yoran's annual total compensation to the median of the annual total compensation of all employees was approximately 49 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and applicable guidance and is based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies, even companies within the same industry as us, may not be comparable to our pay ratio as disclosed above.
The methodology, including any material assumptions, adjustments and estimates, we used to calculate the pay ratio is described below.
•For purposes of the pay ratio calculation, we included substantially all of our full-time, part-time and temporary employees globally as of December 31, 2020. As permitted by the SEC rules, we excluded 5% of our global employee population from the calculation by excluding all employees in a given jurisdiction located outside of the United States, starting with the jurisdiction that had the lowest number of employees as of December 31, 2020, and continuing to exclude all employees in jurisdictions with an increasingly greater number of employees as of such date until 5% of our total global employee population was excluded. We excluded these employees given the small number of employees in those jurisdictions and the estimated cost of obtaining their compensation information. As of December 31, 2020, our workforce consisted of 1,301 employees (including individuals employed by our consolidated subsidiaries), 912 of whom were U.S. employees, and 389 (or approximately 30% of our total employee population as of December 31, 2020) were employees located outside of the United States, after excluding 66 employees located outside the United States via the methodology described above.
•To identify the median employee from the employee population described above, we determined the sum of each employee's (i) annual base salary as of December 31, 2020 (calculated as annual base pay using a reasonable estimate of hours worked during 2020 for hourly employees and using annual base salary for our remaining employees), plus (ii) earned annual cash incentive bonus or commission, as applicable, for 2020. Permanent employees who joined in 2020 were assumed to have worked for the entire year, and thus we annualized the pay of such new hires. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of all of our employees. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on December 31, 2020. In determining the median compensated employee, we did not make any cost of living adjustments to the compensation paid to any employee outside of the U.S.
•Once we identified our median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including for this purpose the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 of the 2020 Summary Compensation Table) granted in fiscal 2020, yielding the median annual total compensation disclosed above. With respect to Mr. Yoran's annual total compensation, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table.

DIRECTOR COMPENSATION
Director Compensation
This section provides information regarding the compensation of our non-employee directors in 2020. Our non-employee directors are also entitled to reimbursement of direct expenses incurred in connection with attending meetings of our Board of Directors or committees thereof. We may provide both cash and equity compensation to our independent directors.
2020 Cash Compensation
Except as described in the footnotes to the table below, the cash compensation amounts set forth below were payable to each non-employee director for their service on the Board of Directors of the company for the year ended December 31, 2020:
•Annual Board Service Retainer - $30,000
•Annual Retainer for Chairman of the Audit Committee - $20,000
•Annual Retainer for Chairman of the Compensation Committee - $12,000
•Annual Retainer for Chairman of the Nominating and Corporate Governance Committee - $7,500
•Annual Retainer for members of the Audit Committee - $10,000
•Annual Retainer for members of the Compensation Committee - $6,000
•Annual Retainer for members of the Nominating and Corporate Governance Committee - $4,000
2020 Equity Compensation
On May 28, 2020, each director identified in footnote (3) to the table below was granted 6,677 RSUs, with the shares underlying the RSUs vesting on the earlier of the first anniversary of the date of grant of the company’s next annual stockholder meeting, subject to each director’s continued service as a director through the applicable vesting date and accelerated vesting in specified circumstances.
2020 Director Compensation Table
The following table provides information as to the compensation of our non-employee directors for the year ended December 31, 2020.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Total
Arthur W. Coviello, Jr.	$47,500	$199,976	$247,476
Kimberly L. Hammonds	44,000	199,976	243,976
John C. Huffard, Jr.	30,000	199,976	229,976
Jerry M. Kennelly	42,000	199,976	241,976
Ping Li(4)	—	—	—
A. Brooke Seawell	50,000	199,976	249,976
Richard M. Wells(4)	—	—	—
Linda Zecher	40,000	199,976	239,976
_____________

(1)    Mr. Yoran did not earn compensation during 2020 for his service on our Board of Directors. Mr. Yoran’s compensation is fully reflected in the “Summary Compensation Table” above.
(2)    The amounts in the Stock Awards column reflect the aggregate grant date fair value of each RSU award granted during the year ended December 31, 2020, computed in accordance with ASC Topic 718. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. These amounts do not reflect the actual economic value that will be realized by the director upon vesting of the RSUs or the sale of the common stock underlying such RSUs.
(3)    As of December 31, 2020, Ms. Hammonds and Messrs. Coviello, Kennelly, and Seawell held options to purchase 76,667 shares, 153,336 shares, 134,000 shares, and 230,000 shares, respectively, of our common stock. None of our other non-employee directors held options to purchase shares of our common stock as of December 31, 2020. As of December 31, 2020, Ms. Hammonds and Messrs. Coviello, Huffard, Kennelly and Seawell each held 6,677 RSUs and Ms. Zecher held 18,232 RSUs. None of our other non-employee directors held stock awards as of December 31, 2020.
(4)     Mr. Li and Mr. Wells are affiliated with Accel and Insight Venture Partners, respectively, each a current or former major stockholder of the Company, and accordingly did not receive cash or equity compensation for their service as directors during 2020.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plan information as of December 31, 2020. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(2)
Equity compensation plans approved by stockholders	14,252,427	$8.94	22,876,007
Equity compensation plans not approved by stockholders	—	—	—
Total	14,252,427	$8.94	22,876,007
_____________
(1)    The weighted average exercise price of the outstanding stock options and rights excludes 4,489,773 shares in column (a) that are issuable upon vesting of RSUs, which have no exercise price.
(2)    Includes our 2018 Equity Incentive Plan (“2018 Plan”) and 2018 ESPP. Stock options or other stock awards granted under our 2002 Stock Incentive Plan, 2012 Stock Incentive Plan and 2016 Stock Incentive Plan that are forfeited, terminated, expired or repurchased become available for issuance under our 2018 Plan. Our 2018 Plan provides that the total number of shares reserved of common stock reserved for issuance thereunder will be automatically increased, on January 1 of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our Board. Our 2018 ESPP provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on January of each calendar year by the lesser of: (1) 1.5% of the total number of shares our capital stock outstanding on December 31st of the preceding year; (2) 8,000,000 shares; or (3) a lesser number of shares determined by our Board. On January 1, 2021, the number of shares reserved for issuance under our 2018 Plan and our 2018 ESPP automatically increased by 5,185,762 shares and 1,555,728 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related-Person Transactions Policy and Procedures
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:
•    the risks, costs and benefits to us;
•    the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•    the availability of other sources for comparable services or products; and
•    the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
Certain Related Person Transactions
The following includes a summary of transactions since January 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Employment Arrangements with Messrs. Schonberger and Vintz
We have employed Ron Schonberger, the brother of Amit Yoran, our Chief Executive Officer and Chairman, as our Associate General Counsel since October 2017, and Frank Vintz, the brother of Stephen A. Vintz, our Chief Financial Officer, as a Director of Customer Success since March 2017. Each of Mr. Schonberger and Mr. Frank Vintz is paid compensation consisting of salary, bonus and the fair value of options to purchase common stock or RSUs. In 2020, Mr. Schonberger and Mr. Frank Vintz received total cash and equity compensation of approximately $400,000 and $300,000, respectively.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our executive officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Tenable Holdings, Inc., Attn: Corporate Secretary, 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Stephen A. Riddick
General Counsel and Corporate Secretary
Dated:	April 13, 2021
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2020 is available without charge upon written request to Tenable Holdings, Inc., Attention: Corporate Secretary, Tenable Holdings, Inc., 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044.

APPENDIX
RECONCILIATION OF NON-GAAP MEASURES
In this proxy statement, we discuss certain operating metrics and non-GAAP financial measures, as described below, which we think are important to better understand and evaluate our core operating and financial performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP included in our Annual Report on Form 10-K. We believe that these operating metrics and non-GAAP financial measures provide useful information about our operating and financial performance, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to important metrics used by management for financial and operational decision-making.
Calculated Current Billings
We define calculated current billings, a non-GAAP financial measure, as total revenue recognized in a period plus the change in current deferred revenue in the corresponding period. We believe that calculated current billings is a key metric to measure our periodic performance. Given that most of our customers pay in advance (including multi-year contracts), but we generally recognize the related revenue ratably over time, we use calculated current billings to measure and monitor our ability to provide our business with the working capital generated by upfront payments from our customers. We believe that calculated current billings, which excludes deferred revenue for periods beyond twelve months in a customer’s contractual term, more closely correlates with ACV and that the variability in total billings, depending on the timing of large multi-year contracts and the preference for annual billing versus multi-year upfront billing, may distort growth in one period over another.
The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated current billings:

	Year Ended December 31,
(in thousands)	2020	2019
Revenue	$440,221	$354,586
Deferred revenue (current), end of period	328,819	274,348
Deferred revenue (current), beginning of period(1)	(274,348)	(214,069)
Calculated current billings	$494,692	$414,865
_______________
(1)    Deferred revenue (current), beginning of period for 2019 includes $0.4 million related to acquired deferred revenue.
Free Cash Flow
We define free cash flow, a non-GAAP financial measure, as net cash provided by (used in) operating activities less purchases of property and equipment. We believe free cash flow is an important liquidity measure of the cash (if any) that is available, after purchases of property and equipment, for investment in our business and to make acquisitions. We believe that free cash flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash.

The following table presents a reconciliation of net cash provided by (used in) operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow:

	Year Ended December 31,
(in thousands)	2020	2019
Net cash provided by (used in) operating activities	$64,232	$(10,744)
Purchases of property and equipment	(20,277)	(20,674)
Free cash flow(1)	$43,955	$(31,418)
_______________
(1)    Our ESPP impacted free cash flow by $0.9 million and $(0.9) million in 2020 and 2019, respectively. Proceeds from lease incentives were $14.2 million in 2020 and capital expenditures related to our new headquarters were $17.2 million and $11.4 million in 2020 and 2019, respectively. Cash payments associated with the Indegy acquisition were $0.7 million and $13.1 million in 2020 and 2019, respectively. Free cash flow for 2020 was reduced by approximately $17 million as a result of the accelerated timing of payments for cloud software subscriptions, insurance and rent.
Non-GAAP Income (Loss) from Operations
We use non-GAAP income (loss) from operations as a key indicator of our financial performance. We define non-GAAP income (loss) from operations as loss from operations, excluding the effects of stock-based compensation, acquisition-related expenses and amortization of acquired intangible assets. Acquisition-related expenses include transaction expenses and costs related to the transfer of acquired intellectual property.
The following table presents a reconciliation of loss from operations, the most directly comparable financial measure calculated in accordance with GAAP, to non-GAAP income (loss) from operations:

	Year Ended December 31,
(dollars in thousands)	2020	2019
Loss from operations	$(36,433)	$(90,799)
Stock-based compensation	59,573	43,443
Acquisition-related expenses	339	3,970
Amortization of acquired intangible assets	2,314	620
Non-GAAP income (loss) from operations	$25,793	$(42,766)
Non-GAAP Net Income (Loss) and Non-GAAP Earnings (Loss) Per Share
We use non-GAAP net income (loss), which excludes the effect of stock-based compensation, acquisition-related expenses and amortization of acquired intangible assets, as well as the related tax impact, to calculate non-GAAP earnings (loss) per share. We believe that these non-GAAP measures provide important information to management and investors because they facilitate comparisons of our core operating results over multiple periods.

The following table presents a reconciliation of net loss and net loss per share, the most comparable financial measures calculated in accordance with GAAP, to non-GAAP net income (loss) and non-GAAP earnings (loss) per share.

	Year Ended December 31,
(in thousands, except for per share amounts)	2020	2019
Net loss	$(42,731)	$(99,013)
Stock-based compensation	59,573	43,443
Tax impact of stock-based compensation(1)	1,299	(95)
Acquisition-related expenses	339	3,970
Tax impact of acquisition(2)	—	10,582
Amortization of acquired intangible assets(3)	2,314	620
Non-GAAP net income (loss)	$20,794	$(40,493)

Net loss per share, diluted	$(0.42)	$(1.03)
Stock-based compensation	0.59	0.45
Tax impact of stock-based compensation(1)	0.01	—
Acquisition-related expenses	—	0.04
Tax impact of acquisition(2)	—	0.11
Amortization of acquired intangible assets(3)	0.02	0.01
Adjustment to diluted earnings per share(4)	(0.01)	—
Non-GAAP earnings (loss) per share, diluted	$0.19	$(0.42)

Weighted-average shares used to compute GAAP net loss per share, diluted	101,009	96,014

Weighted-average shares used to compute non-GAAP earnings (loss) per share, diluted(5)	109,962	96,014
________________
(1)    The tax impact of stock-based compensation is based on the tax treatment for applicable tax jurisdictions.
(2)    The tax impact of the Indegy acquisition in 2019 includes $6.3 million of current tax expense and $4.2 million of deferred tax expense related to the transfer of acquired intellectual property.
(3)    The tax impact of amortization of acquired intangible assets is not material.
(4)    Adjustment to reconcile GAAP net loss per share, which excludes potentially dilutive shares, to non-GAAP earnings per share, which includes potentially dilutive shares.
(5)    In periods in which there is a non-GAAP net loss, basic and diluted weighted average shares outstanding are the same, as potentially dilutive shares would be antidilutive.

tenable

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

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Tenable Holdings, Inc.

Annual Meeting of Stockholders

For Stockholders as of record on March 31, 2021

TIME: Tuesday, May 25, 2021 01:00 PM, Eastern Time

PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/TENB for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Amit Yoran, Stephen A. Riddick, and Steven A. Vintz, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Tenable Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Tenable Holdings, Inc.

Annual Meeting of Stockholders

Please make your marks like this: [X] Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	WITHHOLD		
	1.01 Arthur W. Coviello, Jr.	☐	☐		FOR
	1.02 Kimberly L. Hammonds	☐	☐		FOR
	1.03 Jerry M. Kennelly	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.	☐	☐	☐	FOR
3.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement.	☐	☐	☐	FOR
4.	To conduct any other business properly brought before the meeting.				

You must pre-register to attend and participate at the meeting at www.proxydocs.com/TENB.

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